Exhibit 99.1

External Affairs 314/994-2730

FOR IMMEDIATE RELEASE

Arch Resources Names Rosemary L. Klein

General Counsel and Corporate Secretary

Klein to lead Arch’s legal and compliance affairs worldwide

Joins Arch’s seven-member senior officer team

Succeeds Robert G. Jones, who is retiring after a 30-year career with Arch

ST. LOUIS, October 14, 2020 – Arch Resources, Inc. (NYSE: ARCH) today announced Rosemary L. Klein as senior vice president – law, general counsel, and corporate secretary, effective immediately. Klein will lead the company's legal and compliance affairs worldwide, providing legal counsel to the senior officer team and board of directors. She is replacing Robert G. Jones, who is retiring from the company as part of a longstanding succession plan.

“Rosemary is the ideal person to step into the general counsel position at this point in Arch’s development,” said Paul A. Lang, Arch’s chief executive officer. “She is a seasoned executive with strong leadership skills and deep legal, business and operational experience in our sector, as well as a solid understanding of Arch’s business practices and corporate culture. The Arch leadership team has benefited greatly from her direction and counsel in recent years, and I am confident she will excel and create even greater value in this critical, new capacity.”

Prior to joining Arch in 2015, Klein served as general counsel and corporate secretary – and held other senior leadership roles – at several multinational, publicly held corporations, including Solutia Inc. and Spartech Corporation. She started her career at Price Waterhouse LLP and also worked as an M&A and corporate securities attorney with the law firm of Bryan Cave LLP. In addition, Klein served for six years on the board of trustees and executive and finance committees of Forsyth School, a leading independent co-educational elementary school in St. Louis. Klein holds a Juris Doctor degree from the Washington University School of Law in St. Louis and a bachelor’s degree in accounting from the University of Illinois. She is a Certified Public Accountant.

As part of a long-standing succession plan, Klein succeeds Robert G. Jones, who is retiring after a distinguished, 30-year career with the company.

“Bob has played a pivotal role in Arch’s growth and success over many years, and has provided invaluable leadership and counsel during our strategic pivot towards steel and coking coal markets,” Lang said. “He has been planning this transition for some time as part of an orderly and seamless succession process, and is leaving the company’s legal affairs in excellent hands. On behalf of the entire Arch team, I want to extend our deepest appreciation to Bob for his many great contributions over a long and distinguished career, and to wish him the very best in his well-earned retirement.”

Jones plans to remain with the company through a transition period, working on a range of high-priority items.

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship.

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